Exhibit 99.(e)(1)

Option Plans

The following is a summary description of each of the Company’s stock plans.

The 1996 Stock Option Plan. In 1994, ILOG’s shareholders, at an extraordinary meeting, authorized the Board of Directors to grant, until November 23, 1999, options on up to 500,000 shares at a price to be determined by the Board of Directors on the date of grant based on ILOG’s net assets, a reasonable estimate of its future profitability and its future development prospects (the “1994 Plan”). In order to comply with the U.S. Internal Revenue Code of 1986, as amended (the “Code”), for the granting of incentive stock options, we decided to adopt a new plan (the “1996 Plan”), incorporating Shares authorized under the 1994 Plan. The 1996 Plan was approved by the shareholders at an extraordinary meeting on May 30, 1996, and on that date 600,000 shares were granted; on October 17, 1996, 200,000 shares were granted; on August 20, 1997, 1,600,000 shares were granted; on December 17, 1997, 500,000 shares were granted; and on August 31, 1998, 1,000,000 shares, were added to the 1996 Plan with respect to which options could also be granted by the Board of Directors until November 23, 1999. Following the approval by shareholders at an extraordinary meeting of the 1998 Plan (see below), 1,000,000 shares authorized for the 1996 Plan were transferred to the 1998 Plan. Under the 1996 Plan, optionees are entitled to exercise options for ten years (or seven years less one day for U.K. employees). Under the 1996 Plan, generally and unless otherwise specified, one-fourth of the Shares subject to option vest 12 months after the date of grant of options and 1/48 of the Shares vest each month thereafter provided the optionee continues to render services to ILOG. As of August 31, 2007, options with respect to an aggregate of 473,651 shares were outstanding at exercise prices ranging from €3.97 to €13.54.

The 1998 Stock Option Plan. On November 4, 1998, ILOG’s shareholders, at an extraordinary meeting, approved the 1998 Stock Option Plan, to succeed the 1996 Stock Option Plan, and at that time options representing 1,000,000 shares previously authorized for the 1996 Plan were transferred to the 1998 Plan. In addition, on September 21, 1999, 900,000 shares and on October 18, 2000, 1,250,000 shares, were authorized with respect to which options may be granted by the Board of Directors. The 1998 Stock Option Plan is identical to the 1996 Stock Option Plan except that it expired in October 2005. As of August 31, 2007, options with respect to an aggregate of 2,434,632 shares were outstanding at exercise prices ranging from €2.92 to €51.50.

The 2001 Stock Option Plan. On September 25, 2001, ILOG’s shareholders, at an extraordinary meeting, authorized the Board of Directors to grant options, which give the right to subscribe for or purchase up to 1,100,000 shares, to employees under the 2001 Stock Option Plan (the “2001 Plan”). On December 18, 2001, the shareholders ratified and amended the 2001 Plan. Pursuant to the 2001 Plan, the issue price of the Shares will be equal to the closing price of a Share on the Eurolist by Euronext on the last trading day preceding the date of the grant of the options, provided that the issue price is not less than (i) 80% of the average of the closing prices quoted for a Share on the Eurolist by Euronext during the twenty trading days preceding such date of grant and (ii) 80% of the average repurchase price of any Shares held by the Company. Under the 2001 Plan, generally and unless otherwise specified, one-fourth of the Shares subject to option vest 12 months after the date of grant and 1/48 of the Shares vest each month thereafter provided the optionee continues to render services to ILOG. The 2001 Plan expired in November 2005. As of August 31, 2007, options with respect to an aggregate 902,215 shares were outstanding at exercise prices ranging from €8.66 to €10.78.

The 2004 Stock Option Plan. On November 30, 2004, ILOG’s shareholders, at an extraordinary meeting, authorized the Board of Directors to grant options, which give the right to subscribe for or purchase up to 800,000 shares to employees. Under the 2004 Stock Option Plan (the “2004 Plan”), the issue price of the Shares will be equal to the closing price of a Share on the Eurolist by Euronext on the last trading day preceding the date of the grant of the options, provided that the issue price is not less than (i) 80% of the average of the closing prices quoted for a Share on the Eurolist by Euronext during the twenty trading days preceding such date of grant and (ii) 80% of the average repurchase price of any Shares held by the Company. Under the 2004 Plan, generally and unless otherwise specified, one-fourth of the Shares subject to option vest 12 months after the date of grant and 1/48 of the Shares vest each month thereafter provided the optionee continues to render services to ILOG. The 2004 Plan will expire in January 2008. As of August 31, 2007, options with respect to an aggregate 68,000 shares had been issued under the 2004 Plan and were outstanding at an exercise price ranging from €9.65 to €12.45, and options to purchase or subscribe for 732,000 shares remained available for grant under the 2004 Plan.

All options granted under the 1996, 1998, 2001 and 2004 Plans have a term of ten years, other than options granted to employees in the United Kingdom which have a term of seven years less one day. Generally, and unless otherwise specified, if an optionee terminates his or her employment with ILOG, the optionee may exercise only those options vested as of the date of termination and must effect such exercise within three months, except for optionees who are French tax residents at the date of grant of the options who may exercise their options until the termination of the term of their options. Since the ILOG insider trading policy has been extended to all employees worldwide, this three-month period is extended by the number of weeks during which the terminated employee cannot exercise due to blackout periods. In general, if an optionee dies during his or her employment, or within three months after termination of employment, such person’s options may be exercised up to six months after his or her death to the extent vested at the time of his or her death or termination. No option may be transferred by the optionee other than by will or the laws of intestacy.

In December 1996, the French Parliament adopted a law that requires French companies and optionees to pay French social contributions and certain salary-based taxes, which may represent, for ILOG, up to 45% of the taxable amount, on the difference between the exercise price of a stock option and the fair market value of the underlying shares on the exercise date, if the beneficiary is a French resident subject to French social security at the date of grant of the stock options and disposes of the shares, or converts the shares into bearer form, before the fifth anniversary of the date of option grant. In addition, such difference is treated as salary income for personal income tax purposes if the shares are sold or otherwise disposed of within five years of the grant date. This applies to all options exercised after January 1, 1997 and granted to French residents subject to French social security. Thus, in order to avoid paying these social contributions, the option Plans provide that the shares to be obtained by exercise of the options granted as of and after January 1, 1997 to French residents subject to French social security cannot be disposed of or converted into bearer form except with express written authorization from the Company, until the end of the five-year holding period from the date of grant of the options. In addition, pursuant to the French law of July 2, 1998, both the beneficiary and ILOG are exempt from social contributions if the options were granted before January 1, 1997 and are exercised after April 1, 1998 due to the fact that ILOG has not been registered for more than 15 years at the date of grant of such options. Under French law of May 15, 2001, the five-year holding period is reduced to four years with respect to stock options granted on or after April 27, 2000.

We have not recorded a liability for social contributions and certain salary-based taxes that may be assessed for options granted up to June 30, 2007, as the liability, being dependent on future values of our Shares and the timing of employees’ decisions to exercise options and sell the related Shares, cannot be estimated. We also do not consider that the liability is probable because the Company has control over whether to make an exception to the option plans, and of the significant income tax disincentives to employees exercising options and selling the Shares prior to the end of the minimum holding period.

International Employee Stock Purchase Plan. In October 1996, ILOG’s shareholders had approved our International Employee Stock Purchase Plan (the “Purchase Plan”) and renewed such approval in December 2003, which reserved a total of 400,000 shares for issuance to the ILOG S.A. Employee Benefits Trust for a period of two years. The Purchase Plan permitted eligible employees to acquire Shares in the form of ADSs through payroll deductions. The Purchase Plan was intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. The Board of Directors decided to use the Plan until January 2005 when the last offering period was closed. The December 2003 shareholders’ approval expired in November 2005 and was not renewed.

French Employee Savings Plan. ILOG’s shareholders in December 2003 reserved a total of 600,000 shares for issuance to ILOG employees participating in the French Employee Savings Plan the (“Savings Plan”) for a period of two years. The Savings Plan permitted eligible employees to make contributions for purposes of purchasing units in investment funds managed for ILOG on behalf of the employees, or to acquire ILOG Shares at a preferential price. The Savings Plan is an Employee Savings Plan under Article L. 443-1 et. seq. of the French Labor Code. The Board of Directors decided to use the Plan until September 2004 when the last offering period was closed. The December 2003 shareholders’ approval expired in November 2005 and was renewed for a period of two years and for a total of 100,000 shares. As of August 31, 2007, the Board of Directors had not used the Plan under this authority.

As of June 30, 2005, we had issued 177,720 and 28,534 shares under the International Employee Purchase Plan and the French Employee Savings Plan, respectively, since ILOG’s shareholders’ approval in December 2003. In fiscal year 2007, no shares were issued under these plans.

Free shares. On November 29, 2005, ILOG’s shareholders, at an extraordinary meeting, authorized the Board of Directors to allow grants of new shares and/or existing shares representing up to 4% of the Company’s share capital, for free to certain employees and executives of the Company or its affiliates, excluding any executives or employees who own more than 10% of the Company’s share capital. The first vesting period will be reached at the end of the 24 month periode when 2/5th of the shares granted will be vested. The grant will be definitive at the end of the vesting period, which will occur each month between the 60th month and the 84th month following the date of grant, with respect to 60th of the shares granted to each beneficiary. There would be a lock-up period of two years following the definitive grant of each share, with respect to such share. For beneficiaries of the Plan to receive a final grant, they must remain an employee or officer of the Company, or of an affiliated company, during the vesting period. Should the beneficiary die after shares have vested, the beneficiary’s heirs can establish entitlement to the vested free shares if they submit a request for them within six (6) months following the date of the beneficiary’s death. Under such terms, on November 30, 2006, the Board, pursuant to the November 29, 2005 Shareholders’ authorization granted a total of 351,000 ILOG ordinary shares as free shares. The fair market value of these ILOG free shares is equal to the closing price of ILOG shares on Eurolist (by Euronext) on November 29, 2006, i.e. €9.59.